Exhibit 1(d)



                     PRUDENTIAL GOVERNMENT SECURITIES TRUST

                           Certificate of Amendment to
                 Certificate of Establishment and Designation of
             Series of Shares of Beneficial Interest, $.01 Par Value

    The undersigned, the duly elected and acting Assistant Secretary of Prudential Government Securities Trust (formerly "Prudential-Bache Government Securities Trust"), a Massachusetts trust with transferable shares (the "Fund") established under a Declaration of Trust dated September 22, 1981, as amended and restated by an Amended and Restated Declaration of Trust dated September 6, 1988, and further amended by a Certificate of Amendment dated March 1, 1991, and as supplemented by a Certificate of Establishment and Designation of Series dated November 1, 1990 (the "Original Certificate"), as amended by an instrument dated July 27, 1995 (the Original Certificate, as so amended, the "Certificate", and such Declaration of Trust, as so restated and amended, and further amended, and as supplemented by the Certificate, the "Declaration, as amended"), DOES HEREBY CERTIFY that the Trustees of the Fund, acting pursuant to Section 9.3 of the Declaration, as amended, and Section 5 of the Certificate, have by the affirmative vote of a majority of the Trustees at a meeting duly called and held on July 25, 1995, determined that the Certificate shall be further amended as follows:

    1. Section 1 of the Certificate is hereby amended in its entirety to read as follows:

                  "1.  The series shall be designated as follows:

                           Short-Intermediate Term Series
                           Money Market Series
                           U.S. Treasury Money Market Series

"The shares of beneficial interest of the Short-Intermediate Term Series and the U.S. Treasury Money Market Series shall consist of a single class, of which an unlimited number of shares may be issued, and the shares of beneficial interest of the Money Market Series shall consist of two classes, designated "Class A Shares" and "Class Z Shares", an unlimited number of each of which may be issued. The shares of the Money Market Series shall be subject to the following additional provisions:

    "(a) All shares of the Money Market Series outstanding on the date on which the amendments provided for hereby become effective shall be and continue to be Class A Shares of such series.

    "(b) The holders of Class A Shares and Class Z Shares of the Money Market Series shall be considered shareholders of such series and of the Fund, shall have identical rights and preferences vis-a-vis the other class, except as set forth herein and in the Declaration of Trust, and shall be considered shareholders of such series for all other purposes (including, without limitation, for purposes of receiving reports and



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notices and the right to vote),  and, except as otherwise  provided hereby or by the Declaration of Trust or by any instrument establishing and designating a particular class of the Money Market Series for matters reserved to the shareholders of that class, or as required by the Investment Company Act of 1940 and/or the rules and regulations of the Securities and Exchange Commission thereunder (collectively, as from time to time in effect, the "1940 Act") or other applicable laws.

    "(c) The Class A Shares and Class Z Shares of the Money Market Series shall represent an equal proportionate interest in the portfolio of the Money Market Series, adjusted for any liabilities specifically allocable to the shares of the respective class, and each share of either such class shall have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that the expenses related directly or indirectly to the distribution of the shares of a class, and any service fees to which such class is subject (as determined by the Trustees), shall be borne solely by such class, and such expenses shall be appropriately reflected in the determination of net asset value and the dividend, distribution and liquidation rights of such class.

    "(d) Class A Shares of the Money Market Series shall not be subject to any sales charge but shall be subject to a distribution and/or service fee pursuant to a plan under Rule 12b-1 of the 1940 Act. Class Z Shares of the Money Market Series shall be subject neither to a sales charge nor to any Rule 12b-1 fee."

    2. Section 3 of the Certificate be, and it hereby is, amended in its entirety to read as follows:

    "3. Shareholders of each series, and of each class within a series having separate classes, shall vote separately as a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to any series or class as provided in, Rule 18f-2, as from time to time in effect, under the 1940 Act, or any successor rule, and by the Declaration of Trust."

    IN WITNESS WHEREOF, the undersigned has set his hand and seal this 22nd day of January, 1996.


                                            /s/Ronald Amblard
                                            ___________________________________
                                            Ronald Amblard, Assistant Secretary

                                 ACKNOWLEDGMENT


STATE OF NEW YORK  )
                   )  ss                                        January 19, 1996
COUNTY OF NEW YORK )


    Then personally appeared before me the above named Ronald Amblard, known to me and known to me to be the Assistant Secretary of Prudential Government Securities Trust, and ack nowledged the foregoing instrument to be his free act and deed.

                                           /s/ Kathleen M. Dietz
                                           ___________________________________
                                                       Notary Public



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